Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

ASSET SALE & PURCHASE AGREEMENT

KartKraft

BETWEEN:

BLACK DELTA TRADING PTY LTD

BLACK DELTA IP PTY LTD

BLACK DELTA HOLDINGS PTY LTD

(collectively, the Vendor)

ZACHARY NICHOLAS GRIFFIN

TIGRAN AGANESOV

(the Vendor Director)

AND:

MOTORSPORT GAMES AUSTRALIA PTY LTD

MOTORSPORT GAMES INC

(together, the Purchaser)

Asset Sale & Purchase Agreement

KartKraft

Liability limited by a Scheme approved under Professional Standards Legislation.

Asset Sale & Purchase Agreement

KartKraft

13.		WARRANTIES BY VENDOR	10

	13.1	Giving of Warranties	10
	13.2	Breadth of Warranties	10
	13.3	Disclosure of breach	10
	13.4	Remedy for breach of Warranties	11
	13.5	Duration of Warranties	11
	13.6	Priority of claim under Warranties	11

14.		LIMITATIONS OF LIABILITY	12

	14.1	Disclosures and knowledge	12
	14.2	No claims for consequential loss	12
	14.3	Maximum liability	12
	14.4	Thresholds	12
	14.5	Time limits	13
	14.6	Other limitations	13
	14.7	Sole remedy	13
	14.8	Liability of Vendor to Purchaser	14
	14.9	Mitigation of Losses	14

15.		MUTUAL INDEMNITIES	14

16.		DEFAULT	14

17.		GST SALE OF A GOING CONCERN	16

18.		CONFIDENTIALITY	17

	18.1	General	17

19.		GENERAL PROVISIONS	17

	19.1	Announcements	17
	19.2	Goods and Services Tax	18
	19.3	Dispute resolution	18
	19.4	Costs	19
	19.5	Co-operation	19
	19.6	Further agreements	19
	19.7	Amendments	19
	19.8	Interest	19
	19.9	Existing rights	20
	19.10	Rights and liabilities not to merge	20
	19.11	Force majeure	20
	19.12	Waiver	20
	19.13	Severance	20
	19.14	Legal Effect	20
	19.15	Legal representation	20
	19.16	Independent legal advice	21
	19.17	Parties	21
	19.18	Precedence	21
	19.19	Execution in parts	21
	19.20	Assignment	22
	19.21	Entire Agreement	22
	19.22	Governing law	22

20.		INTERPRETATION	22

21.		DICTIONARY	24

1.		STATUS	1

2.		ACCURACY OF INFORMATION	1

3.		KARTKRAFT ASSETS	1

Liability limited by a Scheme approved under Professional Standards Legislation.

Asset Sale & Purchase Agreement

KartKraft

4.		INTELLECTUAL PROPERTY RIGHTS	1

5.		COMPLIANCE AND LITIGATION	2

6.		TRANSFERRING EMPLOYEES	2

7.		PERMISSIONS	2

1.		REASON FOR THE COMMERCIAL RESTRAINT	1

2.		THE COMMERCIAL RESTRAINT	1

3.		REASONABLENESS AND INDEPENDENT ADVICE	2

4.		SEPARATE UNDERTAKINGS	2

5.		EXCLUSIONS	3

6.		VALUE OF THE KARTKRAFT ASSETS AND INJUNCTIVE RELIEF	3

	6.1	Value of KartKraft Assets	3
	6.2	Injunctive relief	3

Liability limited by a Scheme approved under Professional Standards Legislation.

Asset Sale & Purchase Agreement

KartKraft

ASSET SALE & PURCHASE AGREEMENT

Between:	BLACK DELTA TRADING PTY LTD (A.C.N. 603 227 587) care of Leading Edge, Level 1, 193 Wakefield Street, Adelaide SA 5000 (Black Delta Trading);

BLACK DELTA IP PTY LTD (A.C.N. 600 510 469) care of Leading Edge, Level 1, 193 Wakefield Street, Adelaide SA 5000 (Black Delta IP);

And:	BLACK DELTA HOLDINGS PTY LTD (A.C.N. 600 510 325) care of Leading Edge, Level 1, 193 Wakefield Street, Adelaide SA 5000 (Black Delta Holdings),

(each a Vendor and collectively, the Vendor);

And:	ZACHARY NICHOLAS GRIFFIN of [***];

And:	TIGRAN AGANESOV of [***],

(each a Vendor Director and together, the Vendor Directors);

And:	MOTORSPORT GAMES AUSTRALIA PTY LTD (A.C.N. 648 131 471) care of Leading Edge, Level 1, 193 Wakefield Street, Adelaide SA 5000 (MSG Australia);

And:	MOTORSPORT GAMES INC (CIK 0001821175) of 5972 NE 4th Avenue, Miami FL 33137 USA (MSG),

(each a Purchaser and together, the Purchaser).

RECITALS

A.	The Vendor carries on a video game development and distribution business, and has developed a personal computer video game known as KartKraft.

B.	The Purchaser wishes to buy, and the Vendor wishes to sell, the KartKraft Assets.

C.	The parties now wish to record the terms on which the sale and purchase of the KartKraft Assets will take place.

The parties AGREE AS FOLLOWS:

1.	SALE AND PURCHASE OF KARTKRAFT ASSETS

	(a)	The Vendor agrees to sell and the Purchaser agrees to purchase the KartKraft Assets for the Purchase Price, with effect on the Settlement Date and on the terms of this Agreement.

	(b)	Subject to clause 1(c), the Purchaser may nominate by notice in writing to the Vendor at least two Business Days prior to Settlement which Purchaser is to acquire each KartKraft Asset.

Asset Sale & Purchase Agreement KartKraft

(c) If the Purchaser has not nominated which Purchaser is to acquire a particular KartKraft Asset as at the Settlement Date, the parties agree that the KartKraft Assets will be sold to MSG.

2.	PURCHASE PRICE

2.1	Amount of Purchase Price

The Purchase Price payable by the Purchaser to the Vendor for the KartKraft Assets is $1,000,000 USD, and the parties acknowledge and agree that the Purchase Price is specified as exclusive of any Goods and Services Tax. Clause 18 applies to any Goods and Services Tax.

2.2	Payment of Purchase Price

The Purchase Price must be paid by the Purchaser to the Vendor (or as the Vendor reasonably directs prior to Settlement) as follows:

(a) Payment of the Initial Amount on the Settlement Date to the bank account nominated in writing by the Vendor prior to Settlement; and

(b) Payment of the Final Amount on the Settlement Date to the Nominated Trust Account.

2.3	Funds in Nominated Trust Account

(a) The Purchaser must deposit the Final Amount in the Nominated Trust Account in accordance with clause 2.2, such amounts to be held on trust by the Nominated Trustee for the benefit of the Vendor.

(b) Subject to the resolution of claims under 3, the Purchaser must provide authorisation to the Nominated Trustee to pay the Final Amount to the Vendor on the Final Payment Date.

3.	PAYMENT OF THE FINAL AMOUNT

3.1	No Unresolved Claims on Final Payment Date

If there are no Unresolved Claims outstanding on the Final Payment Date, the Final Amount less the amount due to the Purchaser of any Resolved Claims (if any) must be paid to the Vendor on the Final Payment Date.

3.2	Unresolved Claims on Final Payment Date

If any Unresolved Claim is outstanding on the Final Payment Date:

(a) The Purchaser must pay to the Vendor the Final Amount less the amount of Unresolved Claims (as provided in the estimate under clause 3.3) then outstanding; and

(b) Once there are no Unresolved Claims, within 5 Business Days the Purchaser must pay to the Vendor the amount (if any) of the Final Amount less the amount due to the Purchaser for any Resolved Claims.

Asset Sale & Purchase Agreement KartKraft

3.3	Notice of claim

	(a)	The Purchaser must provide notice to the Vendor of any Claim the Purchaser has for breach of Warranty, under an indemnity in this Agreement or otherwise in relation to this Agreement, as soon as practicable after becoming aware of relevant Claim. Any such Claim remains subject to the limitations in clauses 13 and 14.

	(b)	In providing notice of a Claim for the purposes of this clause 3, the Purchaser must provide a reasonable estimate as to the value of the Claim.

4.	SETTLEMENT

4.1	Time and place for Settlement

Settlement must take place:

	(a)	At 4pm on the Settlement Date at the offices of the Solicitors to the Purchaser, or at such other time or place as the parties may agree; and

	(b)	In accordance with the procedures set out in the remainder of this clause 4.

4.2	Vendor obligations at Settlement

At Settlement the Vendor must, as soon as practical following receipt of the Initial Amount by the Vendor and receipt of the Final Amount into the Nominated Trust Account:

	(a)	Give full delivery and possession of each of the tangible KartKraft Assets, including Plant & Equipment (which will be deemed to have occurred if they are located at the Premises);

	(b)	Execute and deliver all documents and licenses necessary to transfer the Vendor’s interest in all intangible KartKraft Assets, including Intellectual Property Rights, except where the Vendor’s interest arises in connection with a Contract that is not assigned at the Settlement Date pursuant to clause 8 (Transfer of Contracts);

	(c)	Arrange for the practical delivery of all intangible and digital KartKraft Assets, including but not limited to complying with clause 4.4;

	(d)	Deliver to the Purchaser a complete copy of all documents and records relating to the KartKraft Asset;.

	(e)	Deliver to the Purchaser a written summary of all computer and software access and log-in codes relevant to the KartKraft Assets;

	(f)	Subject to clause 8 (Transfer of Contracts), deliver to the Purchaser duly executed originals and any assignments or novations (as applicable) of the Contracts;

	(g)	Renounce any occupancy rights in respect of the Premises in favour of the Purchaser, and procure that the landlord enters into a lease or licence with the Purchaser (or its nominee) in respect of the Premises on similar terms and conditions as the Premises are currently occupied by the Vendor;

Asset Sale & Purchase Agreement KartKraft

	(h)	Subject to the Purchaser entering into an applicable lease or licence with the lessor or licensor of the Premises, provide all keys and any building access security codes to the Premises.

4.3	Purchaser’s obligations at Settlement

At Settlement the Purchaser must:

	(a)	Pay the Purchase Price to the Vendor as provided for in clause 2.2; and

	(b)	Subject to clause 8 (Transfer of Contracts), deliver to the Vendor duly executed originals and any novations (as applicable) of the Contracts.

4.4	Technical handover

As soon as reasonably practical on or after Settlement, the parties agree that they will undertake technical handover in accordance with the procedures set out in Schedule C - Technical Handover.

4.5	Passing of risk on Settlement

	(a)	All risk, right, title and interest in and to the KartKraft Assets:

(i) Remains with the Vendor up to Settlement; and

(ii) Passes to the Purchaser as from Settlement.

	(b)	The Vendor is entitled to all income, takings, profits benefits and rights, and must bear all outgoings and expenses, of the KartKraft Assets until Settlement but, subject to Settlement occurring, with effect from Settlement, the Purchaser is entitled to all income, takings, profits, benefits and rights, and must bear all outgoings and expenses, of the KartKraft Assets incurred or arising after Settlement, subject to the terms of this Agreement.

4.6	Take possession of KartKraft Assets

Upon Settlement the Purchaser is entitled to:

	(a)	Subject to the Purchaser entering into an applicable lease or licence with the lessor or licensor of the Premises, enter into possession of the Premises; and

	(b)	Take ownership and effective control of the KartKraft Assets, excluding any Contract that is not assigned at the Settlement Date pursuant to clause 8 (Transfer of Contracts).

Asset Sale & Purchase Agreement KartKraft

5.	BOOK DEBTS

5.1	Book Debts at Settlement

	(a)	On or as soon as reasonably practicable after Settlement the Vendor must deliver to the Purchaser a list of Book Debts as at Settlement.

	(b)	Subject to the foregoing, all Book Debts owing to the Vendor as at Settlement remain the property of the Vendor, and may be collected and received by the Vendor.

	(c)	The Purchaser must use its reasonable endeavours to collect the Book Debts, but nothing in this clause requires the Purchaser to:

(i) Take action or enforcement proceedings in respect of any Book Debt; or

(ii) Apply any amount received from a debtor to a Book Debt that is the subject of a genuine dispute between the Vendor and the debtor.

	(d)	Any Book Debts collected by the Purchaser must be remitted to the Vendor with an itemised list containing the name of the debtor and the amount received (without any collection cost to the Vendor) within 15 Business Days of receipt of the same by the Purchaser.

6.	TRANSMISSION OF EMPLOYEES

6.1	Transfer of Employees

	(a)	Following the execution of this Agreement, and prior to the Settlement Date, the Purchaser (or the Purchaser’s nominee) may offer (but is not obliged to offer some or all of the Employees employment with the Purchaser (or the Purchaser’s nominee), where such offer must comply with the following:

(i) the offer must be with effect from and conditional on Settlement; and

(ii) the offer must require the Employee to resign from employment with the Vendor if the Employee accepts employment with the Purchaser and if Settlement also occurs.

	(b)	For the avoidance of doubt: the Purchaser does not intend to recognise any Employee’s service with the Vendor including for the purposes of sections 91 (annual leave) and 122 (redundancy) of the Fair Work Act 2009 (Cth), and those obligations in respect of any Transferring Employee will remain obligations of the Vendor after Settlement.

	(c)	The Vendor must not do anything to discourage any Employee from accepting employment with the Purchaser pursuant to an offer made under clause 6.1(a).

	(d)	At least one Business Day before the Settlement Date, the Purchaser must notify the Vendor which Employees have accepted the Purchaser’s (or the Purchaser’s nominee’s) offer.

Asset Sale & Purchase Agreement KartKraft

(e) The Vendor must, on and with effect from Settlement, end the employment of all of the Transferring Employees.

6.2	Pre-Settlement obligations

(a) The Vendor warrants to and covenants with the Purchaser that:

(i) All entitlements of any person employed in the Business up to Settlement for wages, benefits, superannuation entitlements and all existing liabilities for pay-roll tax and workers compensation in respect of such employment have or will be discharged by the Vendor at or before Settlement; and

(ii) The Purchaser will not be obliged to take over any Employees of the Vendor other than Transferring Employees (if any).

(b) For the avoidance of doubt, the Vendor is solely responsible for all Non-Transferring Employees.

6.3	Assumption of responsibility for Transferring Employees

Subject to the fulfilment of the obligations under clauses 6.2 by the Vendor, the Purchaser must:

(a) Subject to clause 6.1(b), with effect on and from Settlement, assume responsibility for and discharge all entitlements due to the Transferring Employees after Settlement as and when they arise; and

(b) Comply with all obligations relating to superannuation (whether under statute, award, agreement or otherwise) in respect of the Transferring Employees that are referrable to the period of employment commencing as from Settlement.

7.	PLANT & EQUIPMENT

7.1	State of Plant

The Plant & Equipment is sold in the present state and condition of repair, and is subject to any existing faults and defects (if any), as at the date of this Agreement.

7.2	Vendor to use reasonable care

As long as the Vendor remains in possession of the Plant & Equipment the Vendor must use it with reasonable care and is liable for any loss or damage to the Plant & Equipment arising after the execution of this Agreement and up to Settlement.

Asset Sale & Purchase Agreement KartKraft

8.	ASSIGNMENT OF CONTRACTS

8.1	Assigned Contracts

Subject to clause 8.2:

(a)	The Vendor will assign to the Purchaser with effect on and from Settlement all the Vendor’s right, title and interest under the Contracts and the Purchaser agrees to assume all obligations of the Vendor under each Contract, such that on and from Settlement all rights and obligations of the Vendor will vest in, be undertaken and be exercised and performed by the Purchaser as if the Purchaser had been a party to those Contracts ab initio in the place of the Vendor; and

(b)	The Purchaser will observe and perform all the covenants, terms, conditions and agreements to be observed or performed by the Vendor under the Contracts after Settlement.

8.2	Obtaining consent

(a)	Where the consent of a person is needed for the assignment of a Contract to the Purchaser, to the extent not already obtained as at the date of this Agreement, the Purchaser and the Vendor must, as soon as reasonably practicable after the date of this Agreement, co-operate and use reasonable endeavours to obtain consent from the counterparties to those Contracts where such consent is required.

(b)	For the purposes of this clause 8.2, ‘reasonable endeavours’

(i)	includes the Purchaser providing all information and documents as the counterparties to the relevant Contracts reasonably require before they are prepared to provide a consent and, in the case of the lease of the Premises, any replacement security or guarantee required by the landlord; and

(ii)	does not extend to requiring the Vendor to make a payment to obtain the counterparty’s consent unless the Purchaser agrees to pay the cost of the payment to the counterparty.

(c)	Except where the Vendor has failed to comply with its obligations under clause 8.2(a), the Purchaser agrees that the Vendor will have no liability, including in connection with an indemnity, for any failure to assign, or obtain consent to an assignment of, a Contract under this Agreement, where the consent of a person is needed for such assignment.

(d)	Unless and until consent is obtained or such Contracts are novated the Purchaser will for its own benefit and to the extent that the Contracts permit, perform on behalf of the Vendor (but at the Purchaser’s expense) all the obligations of the Vendor arising after Settlement.

8.3	Mutual indemnity

(a)	The Purchaser will indemnify the Vendor and keep the Vendor indemnified at all times in respect of any Loss or Claim which the Vendor may suffer, sustain or incur by reason or on account of any non-performance or non-observance by the Purchaser on or after the Settlement of any of the covenants, terms conditions or agreements to be observed and performed by the Vendor under the Contracts.

Asset Sale & Purchase Agreement KartKraft

(b)	The Vendor will indemnify the Purchaser and keep the Purchaser indemnified at all times in respect of any Loss or Claim which the Purchaser may suffer, sustain or incur by reason or on account of any non-performance or non-observance by the Vendor prior to the Settlement of any of the covenants, terms, conditions or agreements to be observed and performed by the Purchaser under the Contracts.

9.	ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

9.1	Vendor Intellectual Property Rights

(a)	The Vendor agrees to assign to the Purchaser as at Settlement all its right, title and interest in the Intellectual Property Rights (including all rights of action accrued), free from all Encumbrances.

(b)	The Vendor Directors agree to assign to the Purchaser as at Settlement all their right, title and interest in the Intellectual Property Rights (including all rights of action accrued), free from all Encumbrances.

(c)	From time to time on and after Settlement the Vendor and the Vendor Directors must execute all documents and instruments reasonably requested by the Purchaser relating to the Intellectual Property Rights (or any of it) as necessary or reasonably expedient to give effect to the transactions expressed or contemplated in this Agreement, and will use reasonable efforts to do so at the time and in the manner reasonably requested by the Purchaser.

9.2	Other Contributor Intellectual Property Rights

(a)	As soon as reasonably practical before or after Settlement, subject to clause 9.2(b), the Vendor must deliver to the Purchaser either:

(i)	A duly executed deed of assignment assigning all the Other Contributors’ rights, title and interest in the Intellectual Property Rights in favour of the Purchaser; or

(ii)	A duly executed agreement confirming to the Purchaser’s reasonable satisfaction that the Other Contributors had assigned all their rights, title and interest in the Intellectual Property Rights to the Vendor prior to Settlement.

(b)	The Vendor must use its best endeavours to fulfil its obligations under clause 9.2(a).

10.	VENDOR OBLIGATIONS PENDING SETTLEMENT

10.1	Maintaining the KartKraft Assets

Between the date of this Agreement and up to Settlement the Vendor must:

(a)	In respect of the tangible KartKraft Assets, keep them in the same repair and condition, as at the date of this Agreement; and

(b)	In respect of the intangible KartKraft Assets, do all things reasonably necessary to maintain those assets, including but not limited to the Intellectual Property Rights.

Asset Sale & Purchase Agreement KartKraft

10.2	Acts requiring consent

Subject to clause 10.3, the Vendor must not, unless required or contemplated by this Agreement, or unless the Purchaser first consents in writing (such consent not to be unreasonably withheld or delayed):

(a)	Enter into, terminate, or alter any term of any material Contract;

(b)	Except in the usual conduct of business, dispose of, agree to dispose of, encumber or grant an option over, or grant any interest in any of the KartKraft Assets; or

(c)	Terminate the employment of any Employee or alter the terms of employment (including the terms of superannuation or any other benefit) of any Employee.

10.3	Permitted Activities

Notwithstanding any other provision of this Agreement, until Settlement, the Vendor may (without the consent of the Purchaser) do any of the following activities:

(a)	Respond to and deal with any unexpected events relating to the KartKraft Assets where an urgent response from the Vendor is required or necessary in order to protect safety, health or the environment;

(b)	Formalise any informal or undocumented agreements or arrangements with third parties that are current as at the date of this Agreement, so that such agreements or arrangements become written Contracts for the purposes of this Agreement;

(c)	Any activity that is expressly permitted in, or required by, this Agreement; or

(d)	Any activity that is required to be done by the Vendor in relation to the KartKraft Assets as required by law or any court of competent jurisdiction.

11.	ASSISTANCE BY VENDOR POST SETTLEMENT

The Vendor and each Vendor Director must for a period of 40 Business Days following Settlement provide all reasonable and necessary advice and assistance as may be requested from time to time by the Purchaser in respect of:

(a)	The continuing operation of the KartKraft Assets;

(b)	The customers of and suppliers connected with the KartKraft Assets (including terms of supply and trade);

(c)	The Transferring Employees; and

(d)	Any of the KartKraft Assets.

Asset Sale & Purchase Agreement KartKraft

12.	FURTHER OBLIGATIONS

12.1	Commercial Restraint of Trade

The parties agree to the provisions in Schedule D - Restraint Of Trade, which provisions form an essential part of the terms and conditions of this Agreement.

13.	WARRANTIES BY VENDOR

13.1	Giving of Warranties

(a)	Each Covenantor, upon the execution of this Agreement, warrants and represents to the Purchaser that each of the Warranties is true, complete, accurate and not misleading in any respect.

(b)	Each Covenantor is deemed to warrant and represent again to the Purchaser in the terms of the Warranties immediately before Settlement with reference to the facts and circumstances then subsisting (except that when a Warranty refers to a particular date or time, the Warranty is given only as at that date or time).

(c)	Each Covenantor must not do, to the extent this is within its control, allow or procure any act or omission before Settlement that would constitute a breach of any of the Warranties upon the Warranties being deemed to be given again under clause 13.1(b).

13.2	Breadth of Warranties

(a)	Where any statement in the Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Covenantor” or “so far as the Covenantor is aware” (or any similar expression), the Covenantor is deemed to have made all enquiries reasonably necessary to establish that the statement is true and not misleading in any respect.

(b)	Each of the Warranties is separate and independent and, save as expressly provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

13.3	Disclosure of breach

The Covenantor undertakes to the Purchaser to disclose to it in writing, promptly upon becoming aware of the same (either before or after Settlement), full details of any fact, matter, event or circumstance which:

(a)	Constitutes a breach of any of the Warranties given upon the execution of this Agreement; or

(b)	Will constitute a breach of any of the Warranties when deemed given again immediately prior to Settlement.

Asset Sale & Purchase Agreement KartKraft

13.4	Remedy for breach of Warranties

Subject to the remaining provisions of this clause 13, if there is a breach of any of the Warranties, then, without prejudice to the right of the Purchaser to claim damages on any other basis, the Covenantor is liable to pay damages to the Purchaser, together in each case with all costs, losses and expenses incurred or sustained by the Purchaser as a result of the breach or of the fact, matter, event or circumstance resulting in the breach.

13.5	Duration of Warranties

The Warranties shall continue in full force and effect despite Settlement and shall continue until the date that is 6 months after Settlement.

13.6	Priority of claim under Warranties

The parties acknowledge and agree that:

(a)	The Vendor indemnifies the Vendor Directors and agrees to keep indemnified the Vendor Directors in respect of any Loss or Claim the Vendor Directors may suffer, sustain or incur by reason or on account of a claim by the Purchaser for breach of the Warranties; and

(b)	Any claim for breach of the Warranties shall be satisfied in the following priority:

(i)	Firstly, from the Final Payment;

(ii)	Secondly, from the Vendors; and

(iii)	Thirdly, from the Vendor Directors; and

(c)	For the avoidance of doubt, if the Purchaser has made a recovery under a claim for breach of Warranty from a Covenantor:

(i)	To the extent that the recovery accounts for the whole breach of Warranty claim, then the Purchaser is not entitled to recover for that breach of Warranty from any other Covenantor; and

(ii)	To the extent that the recovery accounts for a portion of the breach of Warranty claim, then the Purchaser is only entitled to seek to recover the unsatisfied portion of that breach of Warranty claim from any other Covenantor.

Asset Sale & Purchase Agreement KartKraft

14.	LIMITATIONS OF LIABILITY

14.1	Disclosures and knowledge

No Warranty is breached by reason of, and the Vendor is not liable to the Purchaser or any other person for breach of any Warranty in respect of, any fact, matter or circumstance:

(a)	fairly disclosed in information in or referred to in any written or recorded material concerning the KartKraft Assets, provided by or on behalf of the Vendor to the Purchaser before the date of this Agreement;

(b)	of which the Purchaser itself, or any of its related bodies corporate or any of its or their officers, employees, agents or advisers ought to have known before entering this Agreement if acting with reasonable care and diligence, including as a result of the Purchaser’s investigation of the KartKraft Assets;

(c)	of which a person in the position of the Vendor or an adviser of the Vendor could reasonably expect the Purchaser to know itself or through any of its advisers, having regard to the apparent expertise and experience of the Purchaser or of any adviser of the Purchaser in the video game development industry, in any industry in which the Purchaser conducts business, or in industry generally; or

(d)	of which the Purchaser should know, having regard to the opportunities of the Purchaser or any adviser of the Purchaser to make enquiries of the Vendor.

(e)	As at the date of this Agreement, the Purchaser does not know of, or have any ground to suspect, anything which is, or would be likely with the lapse of time or giving of notice (or both) to become, a breach of any Warranty.

14.2	No claims for consequential loss

To the full extent permitted by law, no party to this Agreement is liable (whether in negligence or otherwise) to the other party for any Loss or Claim to the extent that it is for indirect or consequential loss (including loss of profit of any nature whatsoever, loss of revenue, loss of expected savings, loss of opportunity, loss or reduction of goodwill and damage to reputation or any diminution in the value of the KartKraft Assets), in connection with any right or remedy conferred on the a party by law, or any liability of a party as a result of, or in connection with this Agreement.

14.3	Maximum liability

The maximum aggregate liability of the Vendor and Vendor Directors for all Claims made or brought by the Purchaser under or in connection with this Agreement or the transactions contemplated by it is limited to an amount equal to 100% of the Purchase Price.

14.4	Thresholds

The Purchaser must not make any Claim under or in connection with this document:

(a)	for less than $1,000; and

(b)	unless and until the aggregate amount of all Claims of the Purchaser that are otherwise permitted by this document (not counting any such Claim for less than $1,000) exceeds $1,000, in which case the Vendor is liable for the whole amount, and not just the excess.

Asset Sale & Purchase Agreement KartKraft

14.5	Time limits

No party may make any Claim under or in connection with this Agreement or the transactions contemplated by this Agreement, unless that party gives the other parties notice of the Claim in accordance with clause 3.3:

(a)	within 13 months after the Settlement Date; and

(b)	if applicable, legal proceedings for the Claim have been properly issued and validly served on the Vendor within 13 months after that notice is given.

For the avoidance of doubt, the Purchaser must comply with clause 13.5 (in addition to this clause 14.5) in respect of any Claim for breach of any of the Warranties.

14.6	Other limitations

(a)	The Purchaser acknowledges, and also represents and warrants, that, except for the Warranties and the terms of this Agreement:

(i)	neither the Vendor nor a Vendor Director has made or makes any express or implied representation or warranty at all, including in relation to any forward looking information, future matters, including future costs, revenues or profits; and

(ii)	no statements, representations, warranties or promises have induced or influenced the Purchaser to enter into this Agreement or agree to any or all of its terms, been relied on in any way as being accurate, been warranted as being true or been taken into account as being important to their decision to enter into this Agreement or agree to any of its terms.

(b)	To the fullest extent permitted by law, every condition, guarantee, warranty, term, provision, representation or undertaking (whether express, implied, written, oral, collateral, statutory or otherwise) except the Warranties is excluded.

(c)	To the extent permitted by law, the Purchaser, agrees not to make, and releases any right it may have to make, against the Vendor any Claim based on Part 7.10 (including section 1041H) of the Corporations Act 2001 (Cth), Part 2 Division 2 (including sections 12DA and 12DB) of the Australian Securities and Investments Commission Act 2001 (Cth), the Australian Consumer Law (including sections 4, 18 and 29 of Schedule 2 to the Competition and Consumer Act 2010 (Cth)) or on any corresponding provision of any State or Territory legislation, or on a similar provision under any other law, for any act or omission concerning any KartKraft Asset or for any statement or representation about any of those things which is not expressly contained in this Agreement.

14.7	Sole remedy

Each party acknowledges and agrees that its sole remedies in connection with the sale of the KartKraft Assets or any other matter that is the subject of this Agreement will be as set out in this Agreement, including for a breach of a Warranty or any other breach of this Agreement by a party.

Asset Sale & Purchase Agreement KartKraft

14.8	Liability of Vendor to Purchaser

To the extent that a party’s right to make a Claim under or in connection with this Agreement or the transactions contemplated by this Agreement is limited or excluded by this clause 14, the Claim and the any other party’s liability is absolutely barred, and the party must not make such a Claim against any other party.

14.9	Mitigation of Losses

(a)	Upon becoming aware of a Loss or circumstances which could reasonably be expected to give rise to a Loss, for which a Claim could be made against the Vendor under or in respect of this Agreement, the Purchaser must take all reasonable action to mitigate such Loss.

(b)	Nothing in this Agreement restricts or limits any general obligation at law to mitigate any Loss.

15.	MUTUAL INDEMNITIES

(a)	All trading debts and other liabilities arising out of or related in any way to the KartKraft Assets before Settlement are and will remain the responsibility of the Vendor, except where the Purchaser has accepted responsibility for the same under this Agreement.

(b)	Subject to Settlement occurring, with effect on and from Settlement, the Purchaser assumes the Assumed Liabilities and must:

(i)	Perform the obligations of the Vendor and assume the liabilities of the Vendor under every Contract assigned to the Purchaser; and

(ii)	Satisfy all other Assumed Liabilities as and when required after Settlement.

(c)	Subject to Settlement occurring, the Vendor indemnifies the Purchaser and agrees to keep the Purchaser indemnified at all times in respect of any Loss or Claim which the Purchaser may suffer, sustain or incur by reason or on account of the KartKraft Assets on or before Settlement.

(d)	Subject to Settlement occurring, the Purchaser indemnifies the Vendor and agrees to keep the Vendor indemnified at all times in respect of any Assumed Liability, including any Loss suffered or incurred by the Vendor in discharging an Assumed Liability and for any Loss or Claim which the Vendor may suffer, sustain or incur by reason or on account of As a result of the Purchaser failing to comply with clause 15(b).

16.	DEFAULT

16.1	If default is made in the due observance or performance of any condition or obligation on the Purchaser’s part or the Vendor’s part (the Defaulting Party) to be observed or performed on or prior to the Settlement Date, the Vendor or the Purchaser (as the case may be) (the Innocent Party) may, without prejudice to any other legal rights or remedies the Innocent Party may have, at any time after the occurrence of the default give to the Defaulting Party written notice of the default (a Default Notice).

Asset Sale & Purchase Agreement KartKraft

16.2	The Default Notice must:

(a)	Specify the nature and extent of the default;

(b)	Specify how the default is to be remedied; and

(c)	State that the default is to be remedied within a reasonable period stipulated in the Default Notice (the Remedy Period), with the Remedy Period to commence on the service of the Default Notice and being a period of no less than 10 Business Days;

(d)	State that unless the default is remedied within the Remedy Period, then, at the Innocent Party’s option:

(i)	this Agreement terminates; or

(ii)	the Settlement Date is postponed until after the default is rectified and notified in writing by the Defaulting Party to the Innocent Party,

but if the default if not remedied within the Remedy Period, or by the postponed Settlement Date, as the case may be, this Agreement terminates at the expiration of the Remedy Period unless in the meantime the Default Notice is withdrawn by the Innocent Party by a further notice in writing to the Defaulting Party.

16.3	Time is of the essence in respect of any obligations under this clause 16.

16.4	If this Agreement is terminated by the Vendor pursuant to a Default Notice, the Vendor may at the Vendor’s option either:

(a)	Retain the KartKraft Assets and sue the Purchaser for damages for breach of contract; or

(b)	Upon exercising its rights under clause 16.2(d)(i) resell the KartKraft Assets and the deficiency in price (if any) upon resale is an amount recoverable by the Vendor by way of a liquidated sum from the Purchaser (the Liquidated Amount). Any proceedings for the recovery of the Liquidated Amount must be commenced within 12 calendar months after the determination of this Agreement, and if there is any increase in price on the sale of the KartKraft Assets, the Vendor is entitled to keep that increase.

16.5	If this Agreement is terminated by the Purchaser pursuant to a Default Notice, the Purchaser may sue the Vendor for damages for breach of contract, but without prejudice to any other rights it may have at law generally or under this Agreement.

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16.6	If:

(a)	The Vendor fails to duly observe or perform any condition or obligation; or

(b)	At any time in the period commencing on the signing of this Agreement by the Vendor and ending on Settlement the Vendor becomes Insolvent,

(each a Vendor Default) then the Purchaser may, without prejudice to any other legal rights or remedies the Purchaser may have because of such occurrence, at the Purchaser’s option:

(c)	Terminate this Agreement, whereupon the Purchaser is released from its obligations under this Agreement;

(d)	Proceed with Settlement and institute proceedings against the Vendor to recover damages for breach of contract; or

(e)	Postpone the Settlement Date to allow the Vendor the opportunity to remedy the Vendor Default but without prejudice to any rights the Purchaser may have against the Vendor arising out of such postponement (including reimbursement for expenses paid or incurred by the Purchaser), and on any subsequent Settlement the Purchaser is entitled to assert and exercise its rights under this clause against the Vendor.

17.	GST SALE OF A GOING CONCERN

17.1	The Vendor and the Purchaser mutually agree that the sale of the Business Assets under or in connection with this Agreement is the supply by the Vendor to the Purchaser of a going concern within the meaning of A New Tax System (Goods and Services Tax) Act 1999 (the GST law) and the sale is therefore GST free.

17.2	The Purchaser warrants to the Vendor that it is registered under the GST law (or will be so registered prior to Settlement).

17.3	If for any reason the sale of the Business Assets under this agreement is not GST free as contemplated in this clause 17, then the Purchaser must on written demand from the Vendor, pay to the Vendor (by way of further consideration for the sale of the Business Assets) an amount calculated under the GST law as being the GST payable on the sale of the Business Assets.

17.4	If the Vendor incurs any penalties under the GST law because the sale of the Business Assets under this agreement has been treated by the parties as being GST free then:

(a)	If the reason for the sale not being GST free is solely because of some act, default or omission on behalf of the Vendor, the Vendor must bear those penalties without any recourse to the Purchaser;

(b)	If the reason for the sale not being GST free is solely because of some act, default or omission on the part of the Purchaser, the Purchaser must pay or reimburse the Vendor (as the case may be) those penalties on demand; and

(c)	In any other case, the penalties must be borne by the parties equally, and any amount of penalty that is to be borne by the Purchaser is payable to the Vendor on demand.

Asset Sale & Purchase Agreement KartKraft

18.	CONFIDENTIALITY

18.1	General

Each party must treat the terms of this Agreement as confidential information and no announcement or communication relating to the negotiations of the parties or to the existence, subject matter or terms of this Agreement may be made or authorised by a party unless:

(a)	the other parties have first given their written approval;

(b)	the disclosure is to the party’s related bodies corporate, officers, employees, consultants, professional advisers, bankers, financial advisers or financiers and those persons undertake to keep confidential any information so disclosed;

(c)	the disclosure is to a person whose consent is required under this Agreement or is necessary or desirable for a transaction contemplated by it;

(d)	the disclosure is made to the extent reasonably needed to comply with:

(i)	any applicable law; or

(ii)	the listing rules applicable to the party (or a related body corporate of the party);

but the party must promptly give notice of the intended disclosure to, and consult with, the other parties to the extent practicable, and use its reasonable endeavours to minimise any such disclosure and to ensure that the information so disclosed will be treated confidentially.

18.2	Notwithstanding the obligations set forth in clause 17.1, the Purchaser shall have the right to:

(i)	disclose this Agreement and the contents hereof in the Purchaser’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other required SEC filings, such as Form 10-K annual reports and Form 10-Q quarterly reports; and

(ii)	issue a press release about the transactions contemplated herein,

provided that the Purchaser does not in any circumstances disclose the Purchase Price, except to the extent required by applicable law.

19.	GENERAL PROVISIONS

19.1	Announcements

Except as expressly permitted by this Agreement, no announcement, disclosure or public statement relating to the existence or subject matter of this Agreement, or any matter ancillary to this Agreement, may be made by or on behalf of a party without the prior written approval of the other party (not to be unreasonably withheld or delayed).

Asset Sale & Purchase Agreement KartKraft

19.2	Goods and Services Tax

(a)	Subject to the more specific terms of this Agreement, if a goods and services tax or any similar tax (GST) imposed in Australia or elsewhere has application to any supply made under or in connection with this Agreement, the supplier may, in addition to any moneys payable under this Agreement, recover from the recipient of the supply an additional amount on account of GST, such amount to be calculated by multiplying the amount or consideration payable by the recipient for the relevant supply by the prevailing GST rate.

(b)	Any additional amount on account of GST recoverable from the recipient under this clause must be calculated without any deduction or set-off of any other amount and is payable by the recipient upon demand by the supplier whether such demand is by means of invoice or otherwise.

19.3	Dispute resolution

(a)	All disputes or differences which at any time hereafter arise between the parties (the Disputants) in respect of:

(i)	The construction or effect of this Agreement; or

(ii)	The rights, duties and liabilities of the Disputants hereunder; or

(iii)	Any other matter or event connected with or arising out of this Agreement must be initially referred on notice to each other party.

(b)	Each Disputant may give notice to the other that the provisions of this clause 19.3 are to apply to any dispute arising between the Disputants as to any matter arising out of or in connection with this Agreement.

(c)	The notice referred to in clause 19.3(b) must include a summary of the issues in dispute and notification of a time within a period of 10 Business Days beginning 4 Business Days after the service of the notice, and a place in the Capital of the State at which the representatives of the Disputants (which may include a Disputant) are to meet to try to resolve the dispute.

(d)	The representatives of the Disputants must meet at the time and place specified in the notice to try to resolve the dispute and must, if necessary, continue to negotiate for 2 consecutive Business Days, unless they otherwise agree to reconvene.

(e)	If the dispute has not been resolved by the representatives of the Disputants by the end of the meeting, then either party may within 10 Business Days thereafter apply to the President of the Law Society of the State to appoint a neutral adviser to assist in a further attempt by the parties in good faith to resolve the dispute by structured negotiations. Such person will act as an expert and not as an arbitrator, and will be entitled to appoint such technical expert or experts as he or she considers necessary to assist them in seeking to resolve the matter.

Asset Sale & Purchase Agreement KartKraft

(f)	If the parties fail to appoint a neutral adviser within the 10 Business Day period referred to in clause 19.3(e) or the parties fail to reach agreement in the structured negotiations within 20 Business Days of the neutral adviser being appointed, then any dispute may be referred to a court of competent jurisdiction. Neither party is deemed to be precluded from taking such interim formal steps as may be considered necessary to protect such party’s position while the mediation or other procedure is pending or continuing.

(g)	The costs of the neutral adviser must be borne equally by the Disputants.

19.4	Costs

Unless otherwise agreed in writing between the parties:

(a)	Each party must bear their own respective costs of and incidental to the preparation and negotiation of this Agreement, and the due performance under this Agreement; and

(b)	Stamp duty on this Agreement, and any assignments and conveyances pursuant to this Agreement, must be paid by the Purchaser as and when due.

19.5	Co-operation

(a)	Each party must sign all documents and do all things necessary or desirable to give effect to this Agreement, and will procure its officers, employees and agents to declare, make or sign all documents and do all things necessary or desirable to give full effect to this Agreement.

(b)	Except to the extent stated to the contrary in this Agreement, any consent, approval, condition or thing required to be done pursuant to this Agreement must not be capriciously or unreasonably reached, withheld, given or carried out by any party.

19.6	Further agreements

From time to time at the request of another party, and without any further consideration, each party will execute and deliver such other documents and instruments and take such other action as another party may reasonably request in order to consummate or give effect to the transactions contemplated by this Agreement.

19.7	Amendments

No amendment of this Agreement binds the parties unless made in writing expressed to be supplemental to or in substitution for the whole or part of this Agreement.

19.8	Interest

All sums due from either of the parties to the other which are not paid on the due date (without prejudice to the rights of the parties under this Agreement) bear interest from day to day (and accrued monthly) at the annual rate of 4% above the current indicated target cash rate set by the Reserve Bank of Australia from time to time, with a minimum of 8% per annum.

Asset Sale & Purchase Agreement KartKraft

19.9	Existing rights

The expiry or termination of this Agreement is without prejudice to any rights that have already accrued to either of the parties under this Agreement.

19.10	Rights and liabilities not to merge

The parties agree that the rights and obligations acquired or incurred pursuant to or as a result of the provisions of this Agreement are of a continuing nature and continue in full force after Settlement to the intent that they do not merge and are not deemed to have merged into the conveyance of conveyances of the assets hereby sold.

19.11	Force majeure

No party is liable to the other where any Force Majeure Event prevents or delays the performance by that party of its obligations under this Agreement.

19.12	Waiver

(a)	Any waiver or forbearance in regard to the performance of this Agreement operates only if in writing and applies only to the specified instance, and does not affect the existence and continued applicability of the terms of it thereunder.

(b)	No failure or delay by any party in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) operates as a waiver of any such right, power or privilege.

(c)	No waiver of any default on any one occasion constitutes a waiver of any subsequent or other default. No single or partial exercise or any such right, power or privilege precludes the further or full exercise thereof.

19.13	Severance

If any provision of this Agreement is held to be invalid in any way or unenforceable it is severed and the remaining provisions are not in any way affected or impaired. This Agreement must be construed so as to most nearly give effect to the intent of the parties as it was originally executed.

19.14	Legal Effect

Each of the parties to this Agreement intends the provisions of this Agreement to be legally binding and enforceable.

19.15	Legal representation

The parties hereby expressly acknowledge and agree that;

(a)	The Solicitor who prepared this Agreement acted as legal counsel to the Purchaser, and not to any other party to this Agreement; and

Asset Sale & Purchase Agreement KartKraft

(b)	Each other party has been strongly advised to seek and obtain their own independent legal advice in relation to the terms and effect of this Agreement before signing this Agreement.

19.16	Independent legal advice

Each party acknowledges that:

(a)	It has had the opportunity to receive separate and independent legal advice before entering into this Agreement; and

(b)	If any party has failed to obtain such advice it is not entitled to rely upon such failure to exercise any non-compliance with this Agreement. This is an essential term.

19.17	Parties

(a)	If a party consists of more than 1 person, this Agreement binds each of them separately and any 2 or more of them jointly.

(b)	An obligation, representation or warranty in favour of more than 1 person is for the benefit of them separately and jointly.

(c)	A party which is a trustee is bound both personally and in its capacity as a trustee.

19.18	Precedence

(a)	The documents comprising this Agreement are to be read in the following order of precedence:

(i)	The clauses of this Agreement;

(ii)	The schedules to this Agreement; and

(iii)	Any annexure to this Agreement.

(b)	Where any conflict occurs between the provisions contained in two or more of the documents forming this Agreement, the document lower in the order of precedence must, where possible, be read down to resolve such conflict. If the conflict remains incapable of resolution by reading down, the conflicting provisions is severed from the document lower in the order of precedence without otherwise diminishing the enforceability of the remaining provisions of that document.

19.19	Execution in parts

This Agreement may be executed in any number of counterparts. The counterparts taken together will be taken to constitute the one and the same instrument. This Agreement will have effect upon execution by all parties of either this Agreement or a counterpart of this Agreement.

Asset Sale & Purchase Agreement KartKraft

19.20	Assignment

The Purchaser may, with the prior written consent of the Vendor, assign in whole or in part any rights and obligations arising under or pursuant to this Agreement.

19.21	Entire Agreement

This Agreement contains the entire Agreement between the parties with respect to the subject matter of this Agreement and supersedes and prevails over any prior agreement covenant or understanding (if any) between the parties.

19.22	Governing law

(a)	This Agreement is governed by and must be construed in accordance with the laws in force in the State and the Commonwealth of Australia (and the context requires or otherwise permits).

(b)	The parties agree by their execution of this Agreement to irrevocably submit to the non-exclusive jurisdiction of the Courts of the State in respect of all matters arising under or in connection with this Agreement.

20.	INTERPRETATION

20.1	The Recitals are true and correct in every material way and form part of this Agreement, but any fact or matter referred to in the Recitals that is inconsistent with any term appearing in this Agreement must be read as subject to that term.

20.2	In this Agreement, unless the context indicates a contrary intention:

(a)	Headings are for convenience only, and do not affect interpretation;

(b)	The plural includes the singular, and vice versa;

(c)	A reference to any gender includes every other gender;

(d)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(e)	A reference to a ‘person’ includes a reference to an individual, a body corporate (wherever incorporated), a body politic, an association of persons (whether incorporated or unincorporated), a partnership, a trust, a person in the capacity as a trustee, a person in the capacity as the Personal Representative of a person or a deceased estate, and a superannuation fund;

(f)	The ‘Personal Representative’ of a person means:

(i)	in the case of a deceased person, the executor or administrator to whom probate or letters of administration has been granted, or any other person duly authorised to administer the estate of the deceased person; and

(ii)	in other cases, any person who is duly authorised under any statutory enactment to administer or manager the affairs of the person where the person is incapable of managing their own affairs due to their age, mental or physical illness, disability or incapacity or for any other reason;

Asset Sale & Purchase Agreement KartKraft

(g)	A reference to a ‘Business Day’ is a reference to any day that banks are open for business in the capital city of the State, excluding weekends and public holidays;

(h)	A reference to a ‘month’ is a reference to a calendar month;

(i)	A reference to an agreement or document (including this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(j)	A reference to a ‘document’ includes an agreement in writing, and any certificate, notice, instrument and document of any kind;

(k)	A reference to a ‘clause’, ‘Schedule’ or ‘Annexure’, is a reference to a clause of, or a schedule or annexure to, this Agreement;

(l)	A reference to ‘writing’ includes any method of representing or reproducing words, figures, drawings, or symbols in a visible form;

(m)	A reference to a ‘party’ to this Agreement (or another agreement or document) includes the party’s successors, permitted substitutes and permitted assigns (and, where applicable, the party’s Personal Representative);

(n)	Reference to any statute, or any subordinate legislation or instrument includes all statutes, subordinate legislation or instruments amending, modifying, consolidating, re-writing, re-enacting or replacing them, and a reference to a statute includes all subordinate legislation and instruments made under that statute;

(o)	A reference to conduct includes an omission, statement or undertaking, whether in writing;

(p)	A reference to ‘dollars’ and ‘$’ is to United States of America currency; and

(q)	A reference to a right or obligation of any two or more persons confers that right, or imposes that obligation, jointly and severally; and

(r)	The meaning of general words is not limited by specific examples introduced by expressions such as ‘including’, ‘for example’ or similar expressions.

Asset Sale & Purchase Agreement KartKraft

21.	DICTIONARY

In this Agreement, unless the context clearly indicates otherwise, the following expressions have the meanings set out below:

(a)	Assumed Liability means any obligation of the Vendor relating to the KartKraft Assets incurred or arising after Settlement either in respect of a period after Settlement or which properly falls due to be performed or discharged after Settlement, including all trading debts directly referrable to the KartKraft Assets.

(b)	Book Debts means the trade and other debts owing to the Vendor as at Settlement in relation to the KartKraft Assets by the Vendor prior to Settlement;

(c)	Claim means, in relation to a person, any claim, cause of action, proceeding, suit or demand made against the person concerned however it arises and whether it is present or future, fixed or unascertained, actual or contingent;

(d)	Confidential Information means information relating to the KartKraft Assets which has been maintained in confidence including, without limitation, any confidential information relating to the KartKraft Assets, but does not include any information that is in the public domain prior to the execution of this Agreement (or comes into the public domain after the execution of this Agreement) other than as a result of a breach of this Agreement;

(e)	Contracts means the legally enforceable contracts associated with or entered into by Vendor related to the KartKraft Assets;

(f)	Covenantor means jointly and severally the Vendor and each Vendor Director;

(g)	Controller has the same meaning as in the Corporations Act 2001 (Cth).

(h)	Employees means the persons employed by the Vendor as at date of this Agreement, unless they have left the employ of the Vendor on or prior to Settlement, listed in item 1 of Schedule A - Employees;

(i)	Encumbrance includes a Security Interest, mortgage, charge, lien, pledge, hypothecation, restriction or other encumbrance, other than a Permitted Encumbrance;

(j)	Final Amount means USD$250,000;

(k)	Final Payment Date means the date that is 6 calendar months after Settlement;

(l)	Force Majeure Event means:

(i)	Any circumstance or delay beyond the reasonable control of a party which prevents that party from performing or carrying out any obligation under this Agreement either indefinitely or within the time set forth for the carrying out of such obligation in this Agreement; and

(ii)	Without limiting the circumstances which might constitute a Force Majeure Event, they shall include any relevant circumstance or delay arising out of any industrial action, fire, war, terrorist act, explosion, civil commotion, change of government, malicious damage, storm, flood, tempest, earthquake, tidal wave or legal enactment;

Asset Sale & Purchase Agreement KartKraft

(m)	Goods and Services Tax has the same definition as in the GST Act;

(n)	Goodwill means the goodwill relevant to the KartKraft Game, including:

(i)	The Contracts;

(ii)	The Intellectual Property Rights;

(iii)	The benefit of contracts of employment with the Transferring Employees;

(iv)	The right to any web domain address associated with the KartKraft Game,

(v)	Any other unidentifiable intangibles assets associated with the Business; and

(vi)	The exclusive right to operate the KartKraft Game;

(o)	GST Act means the A New Tax System (Goods and Services Tax) Act 1999 as amended or substituted from time to time and the expression extends, to and includes the regulations made thereunder;

(p)	Initial Amount means USD$750,000;

(q)	Insolvency Event means, in respect of a person:

(i)	an administrator being appointed to the person;

(ii)	A.	a Controller or analogous person being appointed to the person or any of the person’s property;

B.	an application being made to a court for an order to appoint a Controller, provisional liquidator, trustee for creditors or in bankruptcy or analogous person to the person or any of the person’s property; or

C.	an appointment of the kind referred to in subparagraph (ii) being made (whether or not following a resolution or application);

(iii)	the person being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand;

(iv)	an application being made to a court for an order for its winding up;

(v)	an order being made, or the person passing a resolution, for its winding up;

Asset Sale & Purchase Agreement KartKraft

(vi)	the person:

A.	suspending payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent; or

B.	being unable to pay its debts or otherwise insolvent;

(vii)	the person taking any step toward entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors;

(viii)	a court or other authority enforcing any judgment or order against the person for the payment of money or the recovery of any property; or

(ix)	any analogous event under the laws of any applicable jurisdiction,

unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that has been approved by the other party.

(r)	Intellectual Property means all rights in relation to all intellectual property throughout the world (whether registered or unregistered), including, but not limited to:

(i)	Copyright, designs, formulas and processes (whether or not registrable);

(ii)	Rights in respect of inventions (whether or not patentable);

(iii)	Business names and trademarks (whether or not registrable);

(iv)	Domain names and websites;

(v)	Databases;

(vi)	Confidential Information;

(vii)	Know-How

together with the right to apply for and be granted registration if registration is required or available to reflect or protect those rights;

(s)	Intellectual Property Rights means all Intellectual Property used in or in connection with the KartKraft Game that is owned by the Vendor;

(t)	KartKraft Assets means all assets necessary to operate the KartKraft Game, including each of the following assets and interests of the Vendor:

(i)	The Plant & Equipment;

(ii)	The Vendor’s Intellectual Property Rights;

(iii)	The Goodwill; and

(iv)	The Contracts;

Asset Sale & Purchase Agreement KartKraft

(u)	KartKraft Game means the personal computer video game known as KartKraft developed by the Vendor.

(v)	Know-How means written or unwritten inventions, discoveries, improvements, processes, formulae, recipes, techniques, designs, databases, specifications, documents, drawings, technical information, methods, test reports, computations, analysis, procedures, component lists, operating techniques, manuals, instructions, correspondence, catalogues, brochures and information, and whether technical, economic or commercial in nature;

(w)	Loss includes any loss, damage, liability or obligation, cost or expense however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

(x)	Non-Transferring Employee means an Employee who is not a Transferring Employee;

(y)	Nominated Trust Account means:

Account Name: [***]

BSB Number: [***]

Account Number: [***]

(z)	Nominated Trustee means RDC Partners;

(aa)	Other Contributors means Todd Wasson and Jack Morgan;

(bb)	Permitted Encumbrance means:

(i)	an encumbrance (if any) created under this Agreement;

(ii)	a lien that arises by operation of law in the ordinary course of ordinary day to day business, where the amount secured is not overdue or is being diligently contested in good faith and appropriately provisioned;

(iii)	any retention of title arrangement undertaken in the ordinary course of ordinary day to day business on arm’s length and customary terms (or on terms more favourable to the Vendor than customary terms), as long as the obligation it secures is discharged when due or is being diligently contested in good faith and appropriately provisioned; or

(iv)	an encumbrance expressly approved in writing by the Purchaser.

(cc)	Plant & Equipment means all Plant & Equipment owned by the Vendor and used in connect with the KartKraft Game;

(dd)	Premises means the premises occupied by the Vendor located at 675 Victoria Street, Abbotsford, VIC 3067;

Asset Sale & Purchase Agreement KartKraft

(ee)	Purchase Price means the amount calculated under clause 2 (being an amount exclusive of any GST);

(ff)	Purchaser’s Solicitors means Andreyev Lawyers;

(gg)	Resolved Claim means any Claim for breach of Warranty, under an indemnity in this Agreement or otherwise in relation to this Agreement, in respect of which notice has been given by the Purchaser to the Vendor pursuant to this Agreement before the Final Payment Date, and which has been resolved before the Final Payment Date by:

(i)	the Purchaser withdrawing the Claim in writing;

(ii)	the Vendor and the Purchaser agreeing in writing the amount to be paid in settlement of the Claim; or

(iii)	a court of competent jurisdiction making a final award of damages, or a determination that no damages are payable, in respect of the Claim;

(hh)	Settlement means the completion of the sale and purchase of the KartKraft Assets pursuant to the terms and conditions of this Agreement;

(ii)	Settlement Date means the date of this Agreement or the other date (if any) agreed to in writing between the parties;

(jj)	State means the State of Victoria in the Commonwealth of Australia;

(kk)	Transferring Employees means the Employees (other than the Non-Transferring Employees) who accept an offer of employment with the Purchaser pursuant to clause 6, the intended list of whom are listed in item 1 of Schedule A - Employees;

(ll)	Unresolved Claim means any bona fide Claim for breach of Warranty, under an indemnity in this Agreement or otherwise in relation to this Agreement, in respect of which notice has been given by the Purchaser to the Vendor before the Final Payment Date pursuant to this Agreement, and which is not a Resolved Claim;

(mm)	Warranties means the representations and warranties set out in Schedule B – Vendor Warranties.

-THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK -

Asset Sale & Purchase Agreement KartKraft

EXECUTED AS AN AGREEMENT dated March 18 2021

EXECUTED by BLACK DELTA TRADING PTY LTD (A.C.N. 603 227 587) by its duly authorised officers:	/s/ Zachary Nicholas Griffin
Zachary Nicholas Griffin Director

/s/ Tigran Aganesov
Tigran Aganesov Director

EXECUTED by BLACK DELTA IP PTY LTD (A.C.N. 600 510 469) by its duly authorised officers:	/s/ Zachary Nicholas Griffin
Zachary Nicholas Griffin Director

/s/ Tigran Aganesov
Tigran Aganesov Director

Asset Sale & Purchase Agreement KartKraft

EXECUTED by BLACK DELTA HOLDINGS PTY LTD (A.C.N. 600 510 325) by its duly authorised officers:	/s/ Zachary Nicholas Griffin
Zachary Nicholas Griffin Director

/s/ Tigran Aganesov
Tigran Aganesov Director

EXECUTED by ZACHARY NICHOLAS GRIFFIN in the presence of: /s/ Gautam Rajamani	/s/ Zachary Nicholas Griffin
(Signature of witness)	Zachary Nicholas Griffin
Gautam Rajamani
(Name of witness)

Asset Sale & Purchase Agreement KartKraft

EXECUTED by TIGRAN AGANESOV in the presence of: /s/ Gautam Rajamani	/s/ Tigran Aganesov
(Signature of witness)	Tigran Aganesov
Gautam Rajamani
(Name of witness)

EXECUTED by MOTORSPORT GAMES AUSTRALIA PTY LTD (A.C.N. 648 131 471) by its duly authorised officers:	/s/ Zachary Nicholas Griffin
Director/Authorised Officer

/s/ Amanda LeCheminant
Director/Authorised Officer

Asset Sale & Purchase Agreement KartKraft

EXECUTED by MOTORSPORT GAMES INC (CIK 0001821175) by its duly authorised officers:	/s/ Dmitry Kozko
Director/Authorised Officer

Director/Authorised Officer

Asset Sale & Purchase Agreement KartKraft

Schedule A - Employees

1.	Employees

Employees means the following persons employed by the Vendor as at the date of this Agreement:

(a)	Zachary Nicholas Griffin; and

(b)	Keir Meikle.

Asset Sale & Purchase Agreement KartKraft

Schedule B - Vendor Warranties

1.	STATUS

1.1	The Vendor is a corporation incorporated and validly existing under the laws of Australia.

1.2	The execution and delivery of this Agreement by the Vendor and the performance by the Vendor of its obligations under this Agreement have been duly and validly authorised by all necessary action on the part of the Vendor.

1.3	This Agreement creates valid and binding obligations of the Vendor enforceable in accordance with their terms.

1.4	The execution and delivery of this Agreement by the Vendor does not violate or conflict with any of the provisions of the terms of the deed by which any trust is constituted.

1.5	The execution and delivery of this Agreement by the Vendor does not violate or conflict with any of the provisions of the Vendor’s respective constitutions.

1.6	The Vendor is not Insolvent.

2.	ACCURACY OF INFORMATION

2.1	To the best of the Vendor’s knowledge, all information disclosed in writing by the Vendor and Covenantor to the Purchaser and relating to the KartKraft Assets in the course of due diligence enquires and the negotiations leading to the execution of this Agreement was, when given, and is now true and accurate in all material respects.

3.	KARTKRAFT ASSETS

3.1	The Vendor is the legal and beneficial owner of the KartKraft Assets.

3.2	There are no Encumbrances over or in respect of the KartKraft Assets.

4.	INTELLECTUAL PROPERTY RIGHTS

4.1	Except as otherwise disclosed to the Purchaser prior to the date of this Agreement, no licence, permission or other right has been granted to the Vendor by any third party in respect of any Intellectual Property Rights, (including for the avoidance of doubt any Intellectual Property in computer software), that the Vendor is not able to assign to the Purchaser under this Agreement. The Vendor will not be in breach of this warranty solely because the assignment of a particular licence, permission or other right requires the consent of another party, whether or not that party grants such consent.

Asset Sale & Purchase Agreement KartKraft

4.2	At the date of this Agreement, the Vendor owns or holds a valid licence to use all Intellectual Property as is necessary to operate, develop and distribute the KartKraft Game.

4.3	At the date of this Agreement, there is no claim by any person alleging that the Know-How has been disclosed to the Vendor in circumstances amounting to a breach of confidence.

4.4	Tyler Tran does not own or hold any Intellectual Property that is necessary to operate, develop or distribute the KartKraft Game.

5.	COMPLIANCE AND LITIGATION

5.1	At the date of this Agreement all notices (if any) received by the Vendor in relation to the KartKraft Assets have been complied with in full.

5.2	The Vendor is not engaged or concerned in any litigation, review, appeal, arbitration, prosecution, alternative dispute resolution or other proceedings in respect of the KartKraft Assets.

5.3	The Vendor is not subject to any unsatisfied judgment or any order, award or decision handed down in any litigation or arbitration proceedings.

5.4	The Vendor has not by any act or omission committed any criminal offence relating to any KartKraft Asset.

6.	TRANSFERRING EMPLOYEES

6.1	There are no special contracts of service or employment between the Vendor and any Transferring Employee, other than those which either:

(a)	Have been disclosed to the Purchaser; or

(b)	Can be validly terminated by the Vendor on or before Settlement.

6.2	The Transferring Employees have been fully paid and do not have any claim for current or outstanding wages, salaries, leave (including holiday pay, sick pay, long service leave), pension entitlements, superannuation or workers compensation other than those disclosed to the Purchaser.

6.3	The Vendor has made all payments in respect of superannuation required under any award and as required under any legislation, in respect of each of the Transferring Employees.

7.	PERMISSIONS

7.1	The Vendor holds all necessary permissions (including but not limited to licences and permits) required to operate, develop and distribute the KartKraft Game as at the date immediately prior to Settlement (the Permissions).

7.2	The Vendor has disclosed the nature and all material terms of the Permissions to the Purchaser.

7.3	As at the date immediately prior to Settlement, the Permissions are valid in full force and effect in all material respects and are in good standing and all fees due in respect thereof have been paid.

7.4	As at the date immediately prior to Settlement, all fees duties and taxes due and payable by reason of the use or purported use of the Permissions have been paid.

7.5	At the date of this agreement, no notice of breach or termination of any Permission has been given or has been or is threatened.

END OF SCHEDULE

Asset Sale & Purchase Agreement KartKraft

Schedule C - Technical Handover

Procedures for technical & operational handover

1.	Within the first week of Settlement, all items listed in clause 3 of this Schedule should have been transferred to the relevant Purchaser. This transfer occurs as specified by each Purchaser, but mainly by:

1.1.	Granting administrative access to the accounts, services or location where the relevant files could be stored; and

1.2.	Following direction by each Purchaser department as to where to transfer each specific item, some of which could be identified after Settlement.

2.	The following is the breakdown of the proper Purchaser departments and the people who should be provided with access and be communicated with in regards this process:

2.1.	Development & IT:

(a)	Stephen Hood at sh@motorsportgames.com

(b)	Paul Coleman at Paul.coleman@motorsportgames.com

(c)	Wendy Jones at wendy.jones@motorsportgames.com

2.2.	Publishing:

(a)	George Holmquist at george.holmquist@motorsportgames.com

(b)	Christopher Shanley at christopher.shanley@motorsportgames.com

(c)	Jon Tibble at jon.tibble@motorsportgames.com

2.3.	Finance:

(a)	Jon New at jon.new@motorsportgames.com

(b)	Michelle Dillon at michelle.dillon@motorsportgames.com

2.4.	Overall:

(a)	Amanda Lecheminant at Amanda.lecheminant@motorsportgames.com

(b)	Gustavo A Roche at gustavo.roche@motorsportgames.com

3.	Items for delivery:

3.1.	Current version of source code and all project files

3.2.	Source Control files (for history purposes)

3.3.	Any 3rd party library dependencies

Asset Sale & Purchase Agreement KartKraft

3.4.	Source art assets

3.5.	Art Pipeline

3.6.	Audio source files

3.7.	Tools or conversion utilities

3.8.	Game Editors for track creation

3.9.	Editors for Kart creation and engine creation

3.10.	Source codes licenses

3.11.	3rd party licenses

3.12.	Documentation of game systems

3.13.	Kart creation documentation

3.14.	Built Steps

3.15.	Build tools including daily build processes

3.16.	Architecture documentation

3.17.	Multiplayer server code

3.18.	Multiplayer documentation including deployment process

3.19.	Multiplayer databases

3.20.	Database Schemas

3.21.	Accounts and proper department access at Motorsport Games:

(a)	Server Administration accounts (IT/Dev)

(b)	Server access and error logs (IT/Dev)

(c)	Server billing accounts (IT/Dev & Finance)

(d)	Server port rules (IT/Dev, Publishing)

(e)	Steam Administration accounts (IT/Dev, Publishing & Finance)

(f)	Steam Billing accounts (IT/Dev, Publishing & Finance)

(g)	IMGN Administration accounts (IT/Dev, Publishing & Finance)

(h)	IMGN Billing accounts (IT/Dev, Publishing & Finance)

(i)	Facebook Account (Publishing)

(j)	Twitter Account (Publishing)

Asset Sale & Purchase Agreement KartKraft

(k)	Instagram account (Publishing)

(l)	TikTok, if (Publishing)

(m)	CMS for KartKraft.com (Publishing & IT/Dev)

(n)	ActivTrak

(o)	Google Cloud

(p)	Vultr

(q)	Heroku

(r)	Mlab

(s)	MongoDB

(t)	Microsoft

(u)	Google Suite

(v)	Team City

(w)	Team City

(x)	3d Studio Max

(y)	Substance Editor

(z)	Adobe Suite

(aa)	DreamHost

(bb)	Visual Studio

(cc)	Envato

(dd)	GoDaddy

(ee)	Amazon Gamesparks

(ff)	Just Call

(gg)	Patreon

(hh)	GitHub

(ii)	DropBox

(jj)	MailChimp

(kk)	Telstra

(ll)	Slack

(mm)	Discord

Asset Sale & Purchase Agreement KartKraft

Schedule D - Restraint Of Trade

1.	REASON FOR THE COMMERCIAL RESTRAINT

1.1	The parties have agreed to the terms set out in this Schedule to:

(a)	Protect the interest of the Purchaser in respect of the KartKraft Game and the KartKraft Assets;

(b)	Assist the Purchaser in deriving the full benefit from the acquisition of the KartKraft Assets; and

(c)	Assist the Purchaser in developing the KartKraft Game.

1.2	The parties enter into this Schedule in contemplation of the Purchaser purchasing the KartKraft Assets from the Vendor.

2.	THE COMMERCIAL RESTRAINT

2.1	Each of the Covenantors hereby jointly and severally covenant with the Purchaser that they will not, either Directly or Indirectly, carry out or be party to any of the Restrained Activities for each of the Prescribed Periods and in each of the Prescribed Areas.

2.2	For the purposes of clause 2.1 of this Schedule, each of the following is a Restrained Activity:

(a)	Carry on, be engaged in, be concerned with, or otherwise engage in any business which is competitive with the activities as carried on by the Purchaser in respect of the KartKraft Game;

(b)	Attempt to interfere with the relationship between the Purchaser and any person who was a client, customer or supplier in relation to the KartKraft Game at any time prior to Settlement;

(c)	Attempt, or be in any way involved with, the development of computer game bearing similarity to the KartKraft Game; and

(d)	Carry on, be engaged with, or otherwise engage in any business that develops or seeks to commercialise or otherwise exploit a video game in the motor sports genre,

provided that these restraints will not preclude the Covenantors from providing services to, or being employed by, the Purchaser.

2.3	For the purposes of clause 2.1 of this Schedule, the period from the date of this Agreement until each of the following is a Prescribed Period:

(a)	Three Years from Settlement;

(b)	Two Years from Settlement; and

(c)	One Year from Settlement.

Asset Sale & Purchase Agreement KartKraft

2.4	For the purposes of clause 2.1 of this Schedule, each of the following is a Prescribed Area:

(a)	The world; and

(b)	Any market in which the Vendor has operated or sold the KartKraft Game during the period commencing two years prior to Settlement.

2.5	Each of the undertakings in this Schedule is a separate undertaking by each Covenantor in relation to itself and its interests and is enforceable by the Purchaser separately and independently of its right to enforce any one or more of the other covenants contained in this Schedule.

2.6	For the purpose this Schedule, the phrase Directly or Indirectly incorporates any act or omission done directly or indirectly by a person on their own account or in conjunction with or on behalf of any other person or persons, (whether as proprietor, principal, director, shareholder, manager, employee, contractor, consultant, adviser, agent or in any other capacity), and on any account or pretext, by any means whatsoever.

3.	REASONABLENESS AND INDEPENDENT ADVICE

Each Covenantor, having obtained or had the reasonable opportunity to obtain independent legal and professional advice, acknowledges and agrees that:

	(a)	The restrictive covenants contained in this Schedule are reasonable and necessary for the protection of the goodwill, customer connection and legitimate business interests of the Purchaser;

	(b)	The undertakings contained in this Schedule are no more extensive than is reasonable to protect genuine commercial interests of the Purchaser;

	(c)	In so far as each of the restraints relates to any activity, commodity, capacity, person, area or place is separate, distinct and severable from any other activity, commodity, capacity, person, area or place; and

	(d)	The invalidity of a restraint in respect of any one or more of such particulars shall not affect its validity in respect of any of the others.

4.	SEPARATE UNDERTAKINGS

4.1	For the avoidance of doubt, the parties agree that the restraints in clause 2 of this Schedule shall have effect as if it were a number of separate covenants, consisting of:

	(a)	Each separate activity set out in clause 2.2 of this Schedule;

	(b)	Combined with each separate period of time set out in clause 2.3 of this Schedule; and

	(c)	With each such separate combination of the above combined with each separate area set out in clause 2.4 of this Schedule,

each being a separate Restraint Obligation under clause 2 of this Schedule.

Asset Sale & Purchase Agreement KartKraft

4.2	Each of the Restraint Obligations imposed on a Covenantor is a separate and independent obligation from the other Restraint Obligations imposed, but they may be cumulative in effect.

4.3	Each of the Restraint Obligations imposed on a Covenantor is a separate and independent obligation from the other Restraint Obligations imposed, and shall be enforceable by any other person or persons separately and independently of their right to enforce any one or more of the several Restraint Obligations.

4.4	If any part of a Restraint Obligation is, or is found to be unenforceable for any reason, then such invalid or unenforceable part may be severed without affecting the validity or enforceability of the remaining part of that Restraint Obligation, or any of the other Restraint Obligations.

4.5	In the event that any of the several separate covenants identified in clause 2 of this Schedule are found to be void, but would be valid if some part were deleted, then such undertaking shall apply with such modification as may be necessary to make it valid and effective.

5.	EXCLUSIONS

Nothing in this Schedule prevents a Covenantor (or any of its associates) from holding less than 10 per cent of the issued shares or units of a body corporate or a unit trust listed on an official stock exchange.

6.	VALUE OF THE KARTKRAFT ASSETS AND INJUNCTIVE RELIEF

6.1	Value of KartKraft Assets

Each Covenantor agrees and acknowledges that a failure to comply with the terms of this Schedule may reduce the value of the KartKraft Assets and the undertakings in this Schedule are reasonable and necessary to protect the legitimate commercial interests of the Purchaser.

6.2	Injunctive relief

Each Covenantor acknowledges that:

(a) Monetary damages alone may not be adequate compensation for the Purchaser for a breach the terms of this Schedule; and

(b) The Purchaser is entitled to seek an injunction from a court of competent jurisdiction if:

(i) a Covenantor breaches any provision of this Schedule, or threatens to do so; or

(ii) the Purchaser has reason to believe a Covenantor is about to breach any provision of this Schedule.

END OF SCHEDULE

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